Exhibit 10.1

SEPARATION, COOPERATION, AND RELEASE AGREEMENT

1. Parties. The parties to this Separation, Cooperation, and Release Agreement (this “Agreement”) are Andrew A. Wiederhorn (the “Employee”, “you”, or similar terms), for yourself, your family, heirs, beneficiaries and anyone acting for you, on the one hand, and your former employer, FAT Brands Inc., a Delaware corporation (the “Company”), on the other hand.

2. End of Employment. Your employment with the Company ended on May 5, 2023 (the “Separation Date”). Regardless of whether you sign this Agreement, you are entitled to receive your final pay under your Employment Agreement, dated November 18, 2021 (the “Employment Agreement”), including accrued and unused vacation or paid time off under the Employment Agreement. All other benefits provided by or through the Company ended on the Separation Date, unless otherwise addressed by this Agreement.

3. Consideration. As consideration for your promises in this Agreement, if you enter into and abide by this Agreement, and continue to comply with all Company policies and procedures after you sign this Agreement, you will receive the following:

a.	Final Bonus: You are entitled to receive a final bonus under your Employment Agreement for such portion of 2023 through the Separation Date in the amount of $950,000, subject to applicable deductions and withholdings, and any other reimbursements owed to you by the Company. The Company will issue an IRS Form W-2 to you reflecting this payment.

b.	Consulting Agreement Post-Separation Date: The Company will enter into a separate Consulting Agreement with you or an entity under your control under mutually agreeable terms (which will be described in more detail in the separately negotiated Consulting Agreement between the Parties).

c.	Equity: While your employment with the Company ended on the Separation Date, the Company agrees that it will not, and has not, deemed this separation of employment to be a “Termination of Service” under the Company’s 2017 Omnibus Equity Incentive Plan because you have been and will continue to provide services to the Company through a consulting relationship as described in Section 3(b). The Company acknowledges that all unvested stock options will continue to vest for the duration of your Consulting Agreement with the Company (described in Section 3(b)), including any amendments or extensions thereto. Should your consulting arrangement with the Company terminate, all such stock options will immediately vest and shall continue to be governed by the terms and conditions of the Company’s 2017 Omnibus Equity Incentive Plan and any award agreements issued to you thereunder.

d.	Health Insurance: The Company will continue to include Fog Cutter Holdings LLC as an affiliate of the Company under the Company’s health insurance policy.

e.	Key Man Policies: The Company is currently the sole owner and beneficiary of key man life insurance policies on your behalf, but will agree to transfer the ownership and beneficiary of these policies directly to you. You will be solely responsible for the tax implications associated with this transfer.

f.	Access to Company Records: Contingent on your continued service in a separately drafted Consulting Agreement, the Company agrees to provide you with continued access to and use of your Company email addresses ending with @fccgi.com and @fatbrands.com, along with access to historical emails, access to the Company’s IT services for email and remote work connectivity issues, access to any necessary Company records, and access to any Company storage for your personal files.

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4. Mutual Releases. The parties agree as follows:

a.	General Release by Employee. You release the Company (plus its subsidiaries, affiliates, predecessors, successors and any other entity related to it and all of its and their past and present directors, officers, employees and anyone else acting for any of them – all together “Employee Releasees”) from all claims of any type to date, known or unknown, suspected or unsuspected, to the fullest extent allowed by law, including but not limited to anything to do with your employment or the termination of your employment, except as otherwise provided herein. This means you give up all claims and rights related to the following:

●	any pay/compensation/benefits including bonuses, commissions, expenses, incentives, insurance, paid/unpaid leave, profit sharing, or separation pay/benefits;

●	compensatory/emotional/distress damages, punitive or liquidated damages, attorney fees, costs, interest or penalties;

●	any violation of express or implied employment contracts, covenants, promises or duties, intellectual property or other proprietary rights;

●	unlawful or tortious conduct such as assault or battery; background check violations; defamation; detrimental reliance; fiduciary breach; fraud; indemnification; intentional or negligent infliction of emotional distress; interference with contractual or other legal rights; invasion of privacy; loss of consortium; misrepresentation; negligence (including negligent hiring, retention, or supervision); personal injury; promissory estoppel; public policy violation; retaliatory discharge; safety violations; posting or records-related violations; wrongful discharge; or other federal, state or local statutory or common law matters;

●	discrimination, harassment or retaliation based on age (including Age Discrimination in Employment Act or “ADEA” claims), benefit entitlement, citizenship, color, concerted activity, disability, ethnicity, gender, gender identity and expression, genetic information, immigration status, income source, jury duty, leave rights, military status, national origin, parental status, reproductive health decisionmaking, protected off-duty conduct, race, religion, retaliation, sexual orientation, union activity, veteran status, whistleblower claims in court (including under the Sarbanes-Oxley Act, Dodd-Frank Act, or the False Claims Act), other legally protected status or activity; or any allegation that payment under this Agreement was affected by any such discrimination, harassment or retaliation, failure to accommodate or failure to engage in the interactive process; and

●	any participation in any class or collective action against any Employee Releasee.

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Excepted from the foregoing release by you are: (i) any claims that cannot be released or waived as a matter of law; (ii) any claims that arose or accrued after the Separation Date; (iii) any claims related to your service on the Board of Directors of the Company; (iv) any right to indemnification, both in the past and in the future, for your service as a director, officer or employee of the Company or any of its affiliates, including such rights that may arise under the Company’s Certificate of Incorporation, Bylaws, Indemnification Agreement or applicable law; (v) claims for unemployment or worker’s compensation benefits; and (vi) other exceptions that are expressly provided in this Agreement.

Pursuant to the Defend Trade Secrets Act, Employee may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

In providing the foregoing release, you waive all rights under California Civil Code § 1542, which provides:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

b.	Release by Employer. In consideration of the foregoing release from you and other valuable consideration described in this Agreement (including your continued future cooperation as provided in Section 10 of this Agreement), except as otherwise provided herein, the Company (plus its parents, subsidiaries, affiliates, predecessors, successors and any other entity related to it and all of its and their past and present directors, officers, employees and anyone else acting for any of them) releases you from all claims of any type to date, known or unknown, suspected or unsuspected, which it ever had, now has or may have against you arising out of or related to (i) your employment with, or service as an officer of, the Company or any of its affiliates, (ii) any events that may have occurred during the course of such employment or service, or (iii) your separation from the Company, including but not limited to:

●	all such claims and causes of action arising under any federal, state or local statute, regulation or ordinance;

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●	all such claims and causes of action in tort or contract (express and implied) or under any other common law theory; and

●	all such claims and causes of action by or on behalf of the Company or its affiliates arising from or related to any current or future investigations or prosecutions by or on behalf of any governmental or self-regulatory body.

Excepted from the foregoing release by the Company are: (i) any claims that cannot be released or waived as a matter of law; (ii) any claims that arose or accrued after the Separation Date; and (iii) currently pending litigation (including stockholder derivative litigation) by or on behalf of the Company.

5. California State Law Requirements. Nothing in this Agreement (i) prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful, or (ii) waives or limits your right to testify truthfully in administrative, legislative, or judicial proceeding relating to alleged criminal conduct or alleged sexual harassment, pursuant to a written request from an administrative agency or legislature, or in court pursuant to subpoena or court order.

6. Other Exceptions. Nothing in any part of this Agreement limits your rights to: (i) file a charge or complaint with any administrative agency, such as the U.S. Equal Employment Opportunity Commission or the National Labor Relations Board, or a state fair employment practices agency, or the U.S. Securities and Exchange Commission (“SEC”), or communicate directly with or provide information (including testimony) to an agency, or otherwise participate in an agency proceeding; or (ii) communicate with law enforcement or your attorney. You nonetheless give up all rights to any money or other individual relief based on any agency or judicial decision, including class or collective action rulings, but you may receive money properly awarded by the SEC as a reward for providing information to that agency.

7. Promise Not To Sue. A “promise not to sue” means you promise not to sue any Releasee in court. This is different from the General Release above. Besides releasing claims covered by the General Release, the parties agree never to sue any Releasee for any reason covered by the General Releases that each party executed in Section 4. Despite this Promise Not To Sue, however, you may file suit to enforce this Agreement or to challenge its validity under the ADEA. If you sue a Releasee in violation of this Agreement: (i) you shall be required to pay that Releasee’s reasonable attorney fees and other litigation costs incurred in defending against your suit; or alternatively (ii) the Company can require you to return all but $100.00 of the money provided to you under this Agreement. In that event, the Company shall be excused from any remaining obligations that exist solely because of this Agreement.

8. Whistleblowing. You agree that (i) no one has interfered with your ability to report within the Company possible violations of any law, and (ii) it is the Company’s policy to encourage such reporting.

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9. Indemnification.

a.	The Company will indemnify you for any loss, attorney fees or costs you incur from any claim by any third party to the extent required (i) by applicable law, (ii) the Company’s insurance policies, or (iii) any other agreement. For the avoidance of doubt, your release in Section 4 shall not release your right to future indemnification.

b.	Unless otherwise prohibited by applicable law, as express consideration for your continued future cooperation as provided in Section 10 of this Agreement, all attorney fees and expenses advanced to you by the Company to date in connection with the Company’s pending litigation and governmental investigations shall be deemed awarded to you under this Agreement, independent of any obligation the Company had or has to you under the Company’s director and officer liability insurance coverage. Such advanced attorney fees and expenses shall not be subject to clawback, regardless of outcome or findings of the pending litigation and investigations, provided that you will not be able to collect more than once for your attorney fees and expenses. For the avoidance of doubt, all past fees and expenses advanced by the Company or its insurers will not be recoverable by the Company, and the Company will indemnify you if the Company’s insurers attempt to recover any such advanced attorney fees or expenses.

10. Future Cooperation. In exchange for the promises in this Agreement (including the mutual release of claims and indemnification), you agree to make yourself available to assist the Company with transitioning your duties, as well as with any investigations, legal claims, or other matters concerning anything related to your past employment. You specifically agree to make yourself available to the Company upon reasonable notice for interviews and fact investigations, to testify without requiring service of a subpoena or other legal process, and to voluntarily provide the Company any employment-related documents you possess or control. “Cooperation” does not mean you must provide information favorable to the Company; it means only that you will upon the Company’s request provide information you possess or control. If the Company requests your cooperation, it will reimburse you for reasonable time and expenses, provided you submit appropriate documentation.

11. Mutual Non-Disparagement. The parties agree as follows:

a.	Except for matters that are excluded from your release of the Company or excluded in Section 5 or Section 6 hereof, you promise not to do or say anything, verbally or in writing, directly or indirectly, that reflects negatively on or otherwise detrimentally affects any Employee Releasee.

b.	The Company agrees that, except as may be required by law, any executives employed the Company or current or former directors will not do or say anything, verbally or in writing, directly or indirectly, individually or in concert with others, that disparages, reflects negatively on, or otherwise detrimentally affects you or your reputation.

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12. Non-Admission. Neither the Company’s offer reflected in this Agreement nor any payment under this Agreement are an admission that you have a viable claim against the Company or any other Releasee. Each Releasee denies all liability.

13. Mutual Confidentiality of Agreement. The parties agree as follows:

a.	This Agreement is confidential. You will not communicate this Agreement’s terms to any third party, whether verbally or in writing, by any means, without prior written consent of the Company. Except as required by law, you will not disclose any terms of this Agreement to anyone except your immediate family members and your legal or financial advisors.

b.	The Company not communicate the terms of this Agreement to any third party, except as required by law.

14. Applicable Law. This Agreement shall be interpreted under federal law if that law governs, and otherwise under the laws of the State of California, without regard to its choice of law provisions.

15. Dispute Resolution. Any dispute regarding this Agreement will be decided through binding arbitration to take place in Los Angeles, California under the JAMS Employment Arbitration Rules and Mediation Procedures, as amended, but excluding application of the Supplementary Rules for Class Arbitrations effective as of October 10, 2003. The Company shall be responsible for paying all arbitration fees, including administrative and arbitrator fees invoiced by JAMS, in connection with the arbitration. Also excluded from this Dispute Resolution requirement are pre-judgment actions for injunctive relief to enforce the terms of this Agreement. Both parties waive their right to a jury trial.

16. Severability. If a court (or arbitrator) finds any part of this Agreement unenforceable, that part shall be modified and the rest enforced. If a court (or arbitrator) finds any such part incapable of being modified, it shall be severed and the rest enforced.

17. Enforcement. If either party breaches this Agreement, the other party shall be entitled to preliminary and permanent injunctive relief plus attorneys’ fees the party incurs in enforcing this Agreement, unless otherwise expressly provided elsewhere in this Agreement, plus any additional relief determined to be appropriate. A decision not to enforce this Agreement does not waive future enforcement.

18. Entire Agreement. This Agreement is the complete understanding between you and the Company. It replaces any other agreements, representations or promises, written or oral, except for any post-termination obligations contained in your Employment Agreement. Any such post-termination obligations are incorporated into this Agreement by reference.

19. Time to Consider. You have had at least 21 days within which to consider this Agreement after receiving it. You must sign and return this Agreement to the Company during this review period if you want to be entitled to receive or retain the separation pay/benefits described in this Agreement.

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20. Time to Revoke. After you sign this Agreement, you have seven (7) days to revoke it by sending written notice of revocation to the representative of the Company signing below. This Agreement is not effective or enforceable until the revocation period expires. If you revoke this Agreement, you will not be entitled to receive or retain the separation pay/benefits described in this Agreement.

21. Other Representations. You agree:

●	You have received all pay, compensation, benefits, leave, time off, and/or expense reimbursements you are due to date, including for overtime or vacation/PTO, with the exception of the payments described in Section 3;

●	You have not suffered any on-the-job injury for which you have not already filed a claim, and the end of your employment is not related to any such injury;

●	You do not have any pending lawsuits against the Company;

●	You were advised in writing, by getting a copy of this Agreement, to consult with an attorney before signing below;

●	You acknowledge that this Agreement is a negotiated severance agreement under California law because it is voluntary, deliberate, and informed, provides consideration of value to you, and you have been given notice and an opportunity to retain an attorney or are represented by an attorney;

●	You have had the opportunity to negotiate this Agreement with the Company, and this Agreement shall not be construed for or against either party as a drafter of its terms;

●	You have relied on your own informed judgment, or that of your attorney if any, in deciding whether to sign this Agreement; and

●	You are signing this Agreement knowingly and voluntarily.

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IN WITNESS WHEREOF, the parties have executed this Separation, Cooperation, and Release Agreement as of the dates noted below.

FAT BRANDS INC.

/s/ Andrew A. Wiederhorn	July 19, 2023	By:	/s/ Ken Kuick	July 19, 2023
ANDREW A. WIEDERHORN	(Date)	Name:	Ken Kuick	(Date)
		Title:	Co-Chief Executive Officer

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